                                                                     EXHIBIT 2.2
                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 1st day of January, 2000, by and among Lone Star Technologies, Inc., a Delaware corporation ("LONE STAR"), Fintube Technologies, Inc., an Oklahoma corporation and a wholly owned subsidiary of Lone Star ("PURCHASER"), and Fintube Limited Partnership, a Delaware limited partnership ("FINTUBE", together with Subsidiaries (as defined in Section 1.1 of the Asset Purchase Agreement) hereinafter collectively referred to as the "SELLERS");

         WHEREAS, on the 16th day of November, 1999, the parties hereto entered into that certain Asset Purchase Agreement, whereby the Purchaser agreed to acquire substantially all of the assets of the Sellers (the "ASSET PURCHASE AGREEMENT"), and in connection therewith, the parties hereto have agreed that certain amendments specified herein need to be made to the Asset Purchase Agreement; and

         WHEREAS, the partes hereto desire to amend the Asset Purchase Agreement, as set forth herein.

         NOW THEREFORE, in consideration of the mutual promises contained herein, and for the exchange of TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 1.1 of the Asset Purchase Agreement is hereby amended to add the following definitions in alphabetical order:

                 ""AyB INDEMNIFIED LIABILITIES" has the meaning specified in
                 Section 9.1."

                 ""AyB MEXICANA" means Aletas y Birlos Mexicana, S.A. de C.V., a corporation organized under the laws of the United Mexican States and wholly owned by the Purchaser and Lone Star ST Holdings, Inc."

                 ""BANK" has the meaning specified in Section 5.27."

                 ""GOMEZ SHARES" means the three (3) shares of Series "A" Minimum Capital stock, and the 1,160 shares of the Series "B" Variable Capital stock, of AyB that is owned by Roberto Gomez Portugal."

                 ""MEXICAN LIENS" has the meaning specified in Section 5.27"

                 ""MEXICAN RETAINED LIABILITIES" has the meaning specified in
                 Section 5.27"

                 ""PROFEPA" has the meaning specified in Section 5.27"

         2. Section 2.1 of the Asset Purchase Agreement is hereby amended and replaced with the following:

            "2.1 PURCHASE AND SALE. At the Closing, upon the terms and subject to the conditions contained herein, Fintube shall, and shall cause the Subsidiaries to, sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Sellers, in exchange for Purchaser's payment to Fintube of the Purchase Price and assumption of the Assumed Liabilities, (or, with respect to the stock of AyB, the payment of the cash portion of the Purchase Price for said stock), all of Sellers' right, title and interest in and to all of the asset, properties and rights of Sellers, including all of the assets, properties and rights described in this Section 2.1, but excluding the Retained Asset (collectively and individually, the "ASSETS"); provided, however, Purchaser may at its election require Fintube: (i) to transfer the stock of AyB to a subsidiary of Purchaser; and (ii) to convey those Assets owned or used by its Biraghi Canada division to another subsidiary of Purchaser:

            (a)     all Real Property set forth on SCHEDULE 2.1(a);

            (b) all Tangible Personal Property, including the items set forth on SCHEDULE 2.1(b);

            (c) all Permits, including the items set forth on SCHEDULE 2.1(c), to the extent transferrable;

            (d)     all Contracts, including the items set forth on SCHEDULE
                    2.1(d);

            (e) all of Sellers' Intellectual Property Rights, including the items set forth on SCHEDULE 2.1(e);

            (f)     all Inventory of Sellers, including the items set forth on
                    SCHEDULE 2.1(f);

            (g) all Accounts Receivable, deposits, and prepaid expenses of Sellers, including the items set forth on SCHEDULE 2.1(g);

            (h) all rights of Sellers under warranties and guarantees, express and implied;

            (i) all software and computer programs and documentation, including flow charts, diagrams, descriptive texts and programs, computer printout tapes and databases of Sellers;

            (j) all rights (including indemnification rights) and choses in action of Sellers: (i) against third parties which affect the use of, or title to, any of the Assets after the Closing; or (ii) which may be asserted as counterclaims, rights of setoff or defenses in any action brought by a Third Party against Purchaser which relate to any of the Assets or Assumed Liabilities;

            (k) all other property of any kind, tangible and intangible, real, personal and mixed (including those items set forth in the books and records of Sellers) and all other rights and benefits to which Sellers may be entitled relating to the Assets or the Business;

            (l) all books, records, files, documents, papers and agreements of Sellers which relate to the Assets or the Business, including all operating, maintenance, vendor, landowner, computer, employee and environmental records and files;

            (m)     all Goodwill of the Sellers;

            (n) all bank accounts of the Sellers, including the accounts set forth on Schedule 2.1(n) (other than a new bank account created specifically for the receipt of the cash portion of the Purchase Price) including all cash on deposit in such accounts and all uncleared deposits in such accounts, the petty cash of Sellers, all temporary cash investments of Sellers and instruments representing same (including without limitation marketable securities), and all other cash and cash equivalents of Sellers on hand, in transit, or in depositories, as of the Closing Date; and

            (o) all of the outstanding capital stock of AyB except for the Gomez Shares, together with all of Fintube's right, title and interest in and to the promissory note of AyB payable to Fintube."

         3. Section 2.2 of the Asset Purchase Agreement is hereby amended and replaced with the following:

            "2.2 RETAINED ASSETS. Notwithstanding the provisions of Section 2.1, Fintube shall retain the following assets, and such assets shall not be included in the term "Assets" (the "RETAINED ASSETS")

                    (a)  all rights in and to the Employee Notes;

                    (b) all rights in the Interests (other than the Interests in AyB); and

                    (c)  all other items listed on Schedule 2.2."

         4. The restrictive legend described in Section 2.3 of the Asset Purchase Agreement is attached hereto as EXHIBIT 2.3(a).

         5. The next to last sentence of the first paragraph of Section 2.3 of the Asset Purchase Agreement is hereby amended and replaced with the following:

                    "None of the shares, if any, of Lone Star Common Stock issued as part of the Purchase Price shall be issued in consideration of the stock of AyB, and all such stock shall be deemed to be purchased for the cash portion of the Purchase Price."

         6. Section 2.3(a) of the Asset Purchase Agreement is hereby amended and replaced with the following:

            "(a) If there is a Securities Law Exemption (as herein defined), Lone Star will issue the Stock Consideration: (i) to those persons designated by Fintube on Schedule 1.1 hereto (the "DESIGNATED RECIPIENTS"), as the persons to whom Fintube is directing the Stock Consideration be paid; and (ii) in such proportions among the Designated Recipients as Fintube shall designate not less than five (5) business days prior to the Closing Date; provided, however, that Lone Star will use its best efforts to obtain a "discretionary exemption" under the Canadian/Quebec securities laws for Michel Labelle as a resident of Quebec, Canada. To the extent Lone Star is unsuccessful in obtaining such exemption by February 1, 2000, Lone Star will pay in cash to

                    Michel Labelle, by February 5, 2000, the sum of U.S. $54,800, in lieu of delivering any Stock Consideration to Michel Labelle."

         7. Attached to this Agreement as EXHIBIT "A" is the Estimated Base Purchase Price Adjustment delivered by Fintube to Lone Star.

         8. The first sentence of Section 2.4(c) of the Asset Purchase Agreement is hereby amended and replaced with the following:

            "(c) Within forty-five (45) days after the Closing Date, Fintube and its independent public accountants shall prepare and deliver to all Parties a draft of a statement (the "DRAFT CLOSING STATEMENT") consisting of the audited balance sheet of the Business as of the Closing Date, prepared in accordance with GAAP."

         9. The following is added as a new paragraph after Section 2.6(i):

                    "Notwithstanding the foregoing, Fintube will assume all of the AyB Indemnified Liabilities, subject to the limitations set forth in Section 9.7(c), and all such AyB Indemnified Liabilities shall be satisfied as a Purchaser Claim against the Escrow Account, as described in Section 9.8."

         10. Section 3.1 of the Asset Purchase Agreement is hereby amended and replaced with the following:

            "3.1 CLOSING. The Closing will take place at the offices of NICHOLS, WOLFE, STAMPER, NALLY, FALLIS & ROBERTSON, INC., 124 E. 4th Street, Tulsa, Oklahoma, on JANUARY 3, 2000, at 10:00 a.m., C.S.T., unless the parties mutually agree on another date, time and place. To the extent the Closing takes place on January 3, 2000, the Closing shall be deemed, for all purposes, to have occurred as of 12:01 a.m., C.S.T., on January 1, 2000 (the "CLOSING DATE")."

         11. Section 3.2(a) of the Asset Purchase Agreement is hereby amended to delete the "and" after clause (vi), to add "and" after clause (vii) and to add the following clause (viii):

                      "(viii) to the extent available, stock certificates evidencing all of the outstanding capital stock of AyB, except for the Gomez Shares, together with the promissory note of AyB payable to Fintube."

         12. Purchaser affirms to Sellers that the Purchaser declines to assume the IRB Debt. Accordingly, the IRB Debt shall be paid and discharged by the Sellers at Closing, as set forth in Section 3.2(b)(i).

         13. The third sentence of Section 5.10 of the Asset Purchase Agreement is hereby amended and replaced with the following:

                      "In addition, Fintube shall be responsible for any United States, Canadian or Mexican federal, state or provincial income taxes of the Sellers, resulting from the transaction contemplated in this Agreement; and Fintube shall cause the Designated Recipients to be responsible for any United States, Canadian or Mexican federal, state or provincial income taxes of the Designated Recipients resulting from the transaction contemplated in this Agreement."

         14. Purchaser confirms to Sellers that all Environmental Deficiencies identified in Section 5.25 of the Asset Purchase Agreement have been satisfied, corrected or resolved to the satisfaction of Purchaser. The foregoing notwithstanding, nothing contained in this Agreement will modify or amend the Sellers' representations and warranties contained in Section 4.1(q) of the Asset Purchase Agreement.

         15. A new SECTION 5.27, "COVENANTS REGARDING AyB", shall be added to the Asset Purchase Agreement, and shall state as follows:

             "5.27 COVENANTS REGARDING AyB. Fintube covenants and agrees that, at its own cost and expense, it will pay, perform or otherwise discharge, as appropriate, those known AyB liabilities listed below in clauses (i) through (vii) inclusive (collectively the "MEXICAN RETAINED LIABILITIES"), to be accomplished by the respective target dates indicated below:

                      (i) Fintube will transfer the stock certificates described in Section 3.2(a)(viii) of this Agreement and not available at the Closing to AyB Mexicana, within one hundred and twenty (120) days of the Closing and, to the extent necessary, will commence and complete any Mexican judicial proceeding within said period to effect said transfer;

                       (ii) Fintube will effect a recapitalization or other mutually acceptable corporate reorganization of AyB by February 15, 2000 that will: (a) cancel the Gomez Shares; and (b) terminate any and all rights Roberto Gomez Portugal may have in any of the equity of AyB, except for his right to receive a pro rata share of the purchase price of AyB;

                       (iii) Fintube will negotiate with, and make any required payment to, Banco Internacional, S.A. (the "BANK") to secure the complete and final release of the three (3) liens (collectively the "MEXICAN LIENS") against AyB or its assets in favor of the Bank and securing credits in the respective amounts of P$100,939 (recorded March 16, 1984), P$23,631
                       (recorded November 27, 1984) and P$15,542 (recorded February 4, 1986). If through negotiation Fintube does not obtain the complete and final release of the Mexican Liens by February 15, 2000, Fintube will initiate and prosecute a judicial proceeding on behalf of AyB against the Bank to obtain the complete and final release of the Mexican Liens by a date no later than December 31, 2000;

                       (iv) Fintube will: (a) cooperate with Lone Star and AyB, and will promptly review, in good faith, AyB's records to determine whether AyB owes any unpaid import duties or other payments in connection with the Pitex program, with respect to any period occurring prior to the Closing Date; and (b) pay any duties or other payments due in connection therewith, by January 31, 2000;


                       (v) Fintube will: (a) cooperate with Lone Star and
                       AyB, and will promptly review, in good faith, AyB's records to determine whether AyB owes any unpaid social security taxes or related payments due with respect to any period occurring prior to the Closing Date; and (b) pay any such social security taxes or related payments due in connection therewith, by January 31, 2000;

                           (vi) Fintube will use its best efforts on behalf of AyB to successfully litigate to a conclusion by June 30, 2000, all environmental fines, penalties and other payments due the Mexican Federal Environmental Protection Office ("PROFEPA") to eliminate AyB being categorized as a habitual offender by PROFEPA. If Fintube has not succeeded in its litigation with PROFEPA by June 30, 2000, Fintube will on such date pay all fines, penalties and other payments due PROFEPA; and

                           (vii) Fintube will respond in good faith on behalf of AyB to the Hacienda tax audit of AyB for 1995, and will pay any additional taxes, interest or penalties required to be paid as a result of such audit.

             To the extent Fintube does not pay, perform or discharge any of the Mexican Retained Liabilities, Purchaser may assert any such Mexican Retained Liabilities against the Escrow Account, without regard to the Basket."

         16. A new SECTION 7.3(s), "MEXICAN OPINION", shall be added to the Asset Purchase Agreement, and shall state as follows:

                 "(s) MEXICAN OPINION. Lone Star and Purchaser shall have received the legal opinion(s) of Martinez, Rodriquez y Asociados, S.C. and Rivadeneyra y Trevio, S.C. in form and substance reasonably satisfactory to Lone Star and Purchaser."

         17. Section 9.1 of the Asset Purchase Agreement is hereby amended and replaced with the following:


             "9.1 INDEMNIFICATION. After the Closing, both Fintube and Purchaser (each an "INDEMNIFYING PARTY") hereby agree to indemnify, defend and hold harmless the other Party, and its directors, officers, employees and controlled and controlling persons (hereinafter collectively "RELATED PERSONS"), from and against all Claims asserted against, resulting to, imposed upon or incurred by such Party or such Party's Related Persons (collectively an "INDEMNIFIED PERSON"), subject to all of the provisions and limitations contained in this Article IX, to the extent resulting from: (a) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement; (b) the breach of any covenant of the Indemnifying Party contained in or made pursuant to this Agreement; or (c) in the circumstance where Fintube is the Indemnifying Party, the AyB Indemnified Liabilities (as defined below); provided, however, the AyB Indemnified Liabilities shall not be subject to the limitations of Section 9.7(b), but will be subject to the other provisions and limitations of Article
                    IX. For purposes of determining whether an Indemnified Person is entitled to indemnification under this Article IX due to the breach of an Indemnifying Party's representation or warranty, the materiality qualification in such representation or warranty shall be disregarded and such representation or warranty shall be read for purposes of this Article IX as though such qualification was not included therein (it being agreed by the Parties that the Basket described in Section 9.7(b) hereof was intended to supplant such materiality qualification). As used in this
                    Article IX, the term "CLAIM" shall include, (x) all debts, liabilities and obligations, (y) all losses, damages, costs and expenses, including pre- and post-judgment interest, penalties, court costs and attorneys' fees and expenses, and
                    (z) all demands, claims, actions, costs of investigation causes of action, proceedings, arbitrations, judgments, settlements and assessments.

             "AyB INDEMNIFIED LIABILITIES" shall consist of any and all Claims related to or resulting from the following:

                    (a) The operation, management or conduct of the Business by
                        AyB, or the ownership or use of the assets of AyB, prior to the Closing Date and any Retained Liabilities applicable to AyB; provided, however, AyB Indemnified Liabilities shall not include : (i) any Claims to the extent of reserves established in Sellers Financial Statements with respect to AyB, or in the Subsidiary Financial Statements for AyB; (ii) the Assumed Liabilities; (iii) the obligations of AyB under its collective bargaining agreements or otherwise to its labor union; (iv) trade payables of AyB; (v) accrued expenses and obligations of AyB incurred in the ordinary course of business, including ongoing contractual obligations; and (vi) liabilities of AyB, the factual basis of which is disclosed in the Schedules to Article IV of this Agreement; or

                    (b) Subject to the provisions of Section 9.4 hereof, any
                        defective products manufactured, designed, distributed or sold by AyB on or prior to the Closing Date, including any damages, costs and losses related to product recalls; provided, however, AyB Indemnified Liabilities shall not include: (i) any Claims to the extent of reserves established in Sellers Financial Statements with respect to AyB, or in the Subsidiary Financial Statements for AyB; and (ii) liabilities of AyB, the factual basis of which is disclosed in the Schedules to Article IV of this Agreement."

         18. The last sentence of Section 9.7(b) of the Asset Purchase Agreement is hereby amended and replaced with the following:

                    "Notwithstanding anything in this Section 9.7 to the contrary, Purchaser Claims made pursuant to Sections 4.3(a), 5.9, 5.10 (but only with respect to United States, Canadian or Mexican federal, state or provincial income taxes of the Sellers or the Designated Recipients resulting from the transaction contemplated in this Agreement), 5.25, 5.27, 9.1 (but only with respect to the AyB Indemnified Liabilities), and 9.4 shall not be subject to the Basket."

         19. Section 9.7(c) of the Asset Purchase Agreement is hereby amended and replaced with the following:

                    "(c) The total amount of Fintube's obligations with respect to Purchaser Claims under this Article IX shall not exceed forty percent (40%) of the Purchase Price (the "CAP"); provided, however, the total amount of Fintube's obligations with respect to the Mexican Retained Liabilities and the AyB Indemnified Liabilities shall not exceed U.S. $918,000

         20. The first sentence of Section 9.8 of the Asset Purchase Agreement is hereby amended and replaced with the following:

                    "To satisfy any Purchaser Claim, any Warranty Claim to be borne by Fintube, any amount due to Purchaser on account of the Mexican Retained Liabilities, any claim for any adjustment owed by Fintube for payment of real property taxes, or any Brokers' Fees pursuant to Section 4.3(a) (any of such Claims shall be an "ESCROW CLAIM") that the Purchaser has the right to recover against Fintube hereunder, Fintube agrees that Purchaser shall transfer at Closing FIVE MILLION FORTY THOUSAND DOLLARS ($5,040,000) of the Purchase Price, directly to an escrow account in the name of Fintube (the "ESCROW ACCOUNT"), at a mutually agreed bank or other suitable financial institution in Tulsa, Oklahoma (the "ESCROW AGENT")."

         21. The sixth sentence of Section 9.8 of the Asset Purchase Agreement is hereby amended and replaced with the following three (3) sentences:

                    "$15,000 of the Escrow Account will be disbursed to Fintube from the Escrow Account when the Mexican Liens are completely and finally released. An additional $25,000 of the Escrow Account will be disbursed to Fintube from the Escrow Account when the other Mexican Retained Liabilities, described in clauses (i) through (vi) inclusive of Section
                    5.27 hereof have been paid, performed or discharged. Except with respect to the $40,000 of the Escrow Account described in the two preceding sentences, one-half of the balance of the Escrow Account, less any unresolved Escrow Claims, will be disbursed to Fintube on the 15th day after completion of the audit of the calendar year 2000 financial statements of the Business."

         22. The last two sentences of Section 9.8 of the Asset Purchase Agreement are hereby amended and replaced with the following:

                    "The funds in the Escrow Account shall be invested in income producing investments or securities to be selected by Fintube, and all income produced thereby shall be distributed to the Designated Recipients by the Escrow Agent on a quarterly or other basis designated by Fintube. All income produced by the Escrow Account shall be the sole and exclusive property of Fintube, and shall not be subject to any claim by Lone Star or the Purchaser. The terms of the escrow arrangement shall be specified in the Escrow Agreement attached hereto as EXHIBIT 9.8, and the former
                    EXHIBIT 9.7 shall be renumbered EXHIBIT 9.8."

         23. Section 10.2 of the Asset Purchase Agreement is hereby amended and replaced with the following:

             "10.2 LONE STAR GUARANTY. Lone Star is the indirect parent of the Purchaser, which is in turn the direct parent of both Fintube Canada, Inc. and AyB Mexicana, and has significant interest in ensuring that Lone Star, Purchaser, Fintube Canada, Inc. and AyB Mexicana receive the benefit of the terms of this Agreement. As an inducement to the Sellers to enter into this Agreement, Lone Star has agreed to guarantee, and does hereby absolutely and unconditionally guarantee, the full and prompt performance of all of the covenants, agreements, and obligations of Purchaser under this Agreement. In addition, Lone Star hereby absolutely and unconditionally guarantees the full and prompt performance of all of the covenants, agreements and obligations of Fintube Canada, Inc. in connection with the Sellers' Canadian assets and liabilities under the Asset Purchase and Sale Agreement, Biraghi-Canada, the Deed of Transfer and Assignment of Lease, together with the full and prompt performance of all of the covenants, agreements and obligations of AyB Mexicana in connection with its purchase of the AyB stock pursuant to the Stock Purchase and Sale Agreement (Mexico), and of Purchaser in connection with the purchase of AyB stock pursuant to the Individual Stock Purchase Agreement (Mexico)."

         24. Section 10.5 of the Asset Purchase Agreement is hereby amended and replaced with the following:

             "10.5 ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that the rights and obligations of Purchaser under this Agreement may be assigned in whole or in part to an acquisition subsidiary of Purchaser or an Affiliate thereof; and as a part thereof, Purchaser does hereby assign to Fintube Canada, Inc. all of the covenants, agreements and obligations of Purchaser hereunder in connection with the Sellers' Canadian assets and liabilities, and Purchaser does hereby assign to AyB Mexicana all of the covenants, agreements and obligations of Purchaser hereunder in connection with its purchase of the AyB stock; provided, however, in no event shall such assignment reduce Purchaser's duty to satisfy such obligations. Subject to the preceding sentence, this Agreement will be binding upon, and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties hereto, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement."

         25. A new SECTION 10.14 PERFORMANCE BY PURCHASER SUBSIDIARIES, shall be added to the Asset Purchase Agreement, and shall state as follows:

             "10.14 PERFORMANCE BY PURCHASER SUBSIDIARIES. Lone Star and
                    Purchaser agree to cause Fintube Canada, Inc. and AyB Mexicana to fully and promptly perform all of the covenants, agreements and obligations of the Purchaser described in this Agreement."

         26. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement.

         27. All other terms and conditions of the Asset Purchase Agreement shall remain unchanged, and are hereby ratified and affirmed by the Parties hereto.

         Executed and delivered as of the date set forth above.

"LONE STAR"                                    "FINTUBE"

LONE STAR TECHNOLOGIES, INC.                   FINTUBE LIMITED PARTNERSHIP
                                               BY: DIVISION FINTUBE CORPORATION,
                                                     ITS GENERAL PARTNER

By: /s/ Rhys J. Best                           By: /s/ Jerry E. Ryan
    ----------------------------------             ---------------------
    Rhys J. Best, Chairman of the Board,           Jerry E. Ryan,
    Chief Executive Officer and President          Chairman of the Board

"PURCHASER"

FINTUBE TECHNOLOGIES, INC.

By:      /s/ Rhys J. Best
         ---------------------------
         Rhys J. Best, President and
         Chairman of the Board